                                                                EXHIBIT 10.6

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                             SHAREHOLDERS AGREEMENT

                                      AMONG

                              NORRELL CORPORATION,

                           HARVARD TELESERVICING, LLC

                                       AND

                              CALLTASK INCORPORATED





                              Dated March 22, 1996


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



                                                  TABLE OF CONTENTS

                                                      ARTICLE I
                                                     DEFINITIONS................................................  1
         1.1      "Affiliate"...................................................................................  1
         1.2      "Articles of Incorporation"...................................................................  1
         1.3      "Board of Directors"..........................................................................  2
         1.4      "Buyout Period"...............................................................................  2
         1.5      "Code"........................................................................................  2
         1.6      "Company".....................................................................................  2
         1.7      "Exchange Act"................................................................................  2
         1.8      "GAAP"........................................................................................  2
         1.9      "GBCC"........................................................................................  2
         1.10     "Harvard".....................................................................................  2
         1.11    "Harvard Directors"............................................................................  2
         1.12    "Initial Contributions"........................................................................  2
         1.13    "Norrell"......................................................................................  2
         1.14    "Norrell Directors"............................................................................  2
         1.15    "Person".......................................................................................  2
         1.16     "Regulations".................................................................................  2
         1.17    "Remaining Balances"...........................................................................  2
         1.18     "Shareholder".................................................................................  2
         1.19     "Shares"......................................................................................  2

                                                     ARTICLE II
                                    BUSINESS OF THE COMPANY; ADDRESSES AND AGENT................................  3
         2.1      Business of the Company.......................................................................  3
         2.3      Registered Office and Agent...................................................................  3
         2.4      Principal Office..............................................................................  3

                                                     ARTICLE III
                                   INITIAL CONTRIBUTIONS; ADDITIONAL CONTRIBUTIONS..............................  3
         3.1      Initial Contributions.........................................................................  3
         3.2      Balance of Initial Contributions..............................................................  4
         3.3      Additional Contributions......................................................................  5
         3.4      Call for Additional Contributions.............................................................  6
         3.5      Collection of Amounts Required to be Contributed; Issuance of Additional
                  Shares Upon Failure to Contribute.............................................................  8
         3.6      Limitation of Liability.......................................................................  8
         3.7      Loans.........................................................................................  9

                                                     ARTICLE IV
                                        REIMBURSEMENT OF SHAREHOLDER EXPENSES.................................... 9

                                                      ARTICLE V
                                                DISTRIBUTIONS OF CASH............................................ 9
         5.1      Cash Flow...................................................................................... 9
         5.2      Distribution of Cash Flow..................................................................... 10
         5.3      Limitations on Distribution................................................................... 10

                                                     ARTICLE VI
                                                DISPOSITION OF SHARES........................................... 10
         6.1      Disposition................................................................................... 10
         6.2      Lapse of Restrictions in Certain Instances.................................................... 10

                                                     ARTICLE VII
                                              REMEDIES OF A SHAREHOLDER
                                        UPON BREACH BY THE OTHER SHAREHOLDER.................................... 10
         7.1      Opportunity for Cure.......................................................................... 11
         7.2      Remedies for Failure to Cure.................................................................. 11

                                                    ARTICLE VIII
                                              PURCHASE RIGHTS OF NORRELL........................................ 11
         8.1      Initiation.................................................................................... 11
         8.2      Closing....................................................................................... 11

                                                     ARTICLE IX
                                                SALE RIGHTS OF HARVARD.......................................... 12
         9.1      Initiation.................................................................................... 12
         9.2      Closing....................................................................................... 12

                                                      ARTICLE X
                                                 BUY/SELL PROVISIONS............................................ 12
         10.1     Initiation; Valuation......................................................................... 13
         10.2     Disclosure of Third-Party Offers.............................................................. 13
         10.3     Earnest Money Deposits........................................................................ 13
         10.4     Closing....................................................................................... 13
         10.5     Enforcement................................................................................... 14
         10.6     Contemporaneous Offers; Ineffective Offers.................................................... 14

                                                     ARTICLE XI
                                ACCOUNTING AND RECORDS; NONSOLICITATION UPON TRANSFER........................... 15
         11.1     Accounting Period............................................................................. 15
         11.2     Records to be Maintained...................................................................... 15
         11.3     Reports to be Furnished....................................................................... 15
         11.4     Assignment of Rights.......................................................................... 16
         11.5     Nonsolicitation upon Transfer................................................................. 16

                                                     ARTICLE XII
                                            LEGEND ON STOCK CERTIFICATES........................................ 17

                                                    ARTICLE XIII
                                                  VOTING AGREEMENT.............................................. 17
         13.1     Election of Directors......................................................................... 17
         13.2     Other Voting Rights........................................................................... 17

                                                     ARTICLE XIV
                                                        TERM.................................................... 18
         14.1   Normal Duration................................................................................. 18
         14.2   Early Termination............................................................................... 18
         14.3   Effect of Termination........................................................................... 18

                                                     ARTICLE XV
                                              MISCELLANEOUS PROVISIONS.......................................... 19
         15.1    Determination of Fair Market Value............................................................. 19
         15.2    Entire Agreement............................................................................... 19
         15.3    Activities of the Shareholders................................................................. 19
         15.4    Application of Georgia Law..................................................................... 19
         15.5    Execution of Additional Instruments............................................................ 19
         15.6    Construction................................................................................... 19
         15.7    Headings; References........................................................................... 20
         15.8    Waivers........................................................................................ 20
         15.9    Rights and Remedies Cumulative................................................................. 20
         15.10   Counterparts................................................................................... 20
         15.11   Certification of Non-Foreign Status............................................................ 20
         15.12   Banking........................................................................................ 20
         15.13   Determination of Matters Not Provided for in This Agreement.................................... 20
         15.14   Further Assurances............................................................................. 21
         15.15   Time........................................................................................... 21
         15.16   Certain Shareholder Transactions............................................................... 21

                             SHAREHOLDERS AGREEMENT




         THIS SHAREHOLDERS AGREEMENT (this "Agreement"), made and entered into as of March 22, 1996 (the "Effective Date"), by and among CallTask Incorporated, a Georgia corporation (the "Company"), Norrell Corporation, a Georgia corporation ("Norrell"), and Harvard Teleservicing, LLC, a Texas limited liability company ("Harvard"; Norrell and Harvard being sometimes referred to hereinafter collectively as the "Shareholders" and individually as a "Shareholder", it being understood and agreed that any holder of Common Stock of the Company during the term of this Agreement shall become a party to this Agreement and shall be referred to within the term "Shareholder");



                              W I T N E S S E T H:



         WHEREAS, Norrell and Harvard own all of the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company; and

         WHEREAS, the Shareholders believe it is in their and the Company's best interests to make certain provisions with respect to the shares of Common Stock now or hereafter owned by them (collectively, with any shares of Common Stock hereafter issued by the Company during the term of this Agreement, the "Shares"), and to make certain other agreements as set forth herein;

         NOW, THEREFORE, for and in consideration of the mutual covenants herein, the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS



      For purposes of this Agreement, the following terms shall have the following meanings:

      1.1 "Affiliate" of a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, that Person.

      1.2 "Articles of Incorporation" shall mean the Articles of Incorporation of the Company filed with the Georgia Secretary of State on March 13, 1996, as the same may be properly amended from time to time by the Shareholders and filed with the Georgia Secretary of State.

      1.3 "Board of Directors" shall consist of all of the Norrell Directors and all of the Harvard Directors.

      1.4 "Buyout Period" shall have the meaning set forth in Section 8.1.

      1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      1.6 "Company" shall mean CallTask Incorporated, a Georgia corporation, and any successor thereto.

      1.7 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      1.8 "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis throughout the periods indicated.

      1.9 "GBCC" shall mean the Georgia Business Corporation Code, as in effect from time to time.

      1.10 "Harvard" shall mean Harvard Teleservicing, LLC, a Texas limited liability company.



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

      1.11 "Harvard Directors" shall have the meaning set forth in Section 13.1.

      1.12 "Initial Contributions" shall have the meaning set forth in Section 3.1.

      1.13 "Norrell" shall mean Norrell Corporation, a Georgia corporation.

      1.14 "Norrell Directors" shall have the meaning set forth in Section 13.1.

      1.15 "Person" shall mean an individual, a corporation, a partnership (general or limited), a limited liability company, an association, a joint-stock company, a business trust, a trust, an estate or other organization.

      1.16 "Regulations" shall mean the regulations of the Department of Treasury promulgated under the Code.

      1.17 "Remaining Balances" shall have the meaning set forth in Section 3.1.

      1.18 "Shareholder" shall mean Norrell and Harvard and any additional Persons who acquire Shares during the Term.

      1.19 "Shares" shall mean the shares of common stock of the Company which are issued and outstanding and owned by the Shareholders on the date hereof or which may at any time hereafter be issued and outstanding. The Shares which the Shareholders have agreed to purchase as of the Effective Date are as follows:

                                                             No. of Shares of
      Shareholder                                              Common Stock
      -----------                                              ------------

      Norrell                                                        1,020

      Harvard                                                          980


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


The foregoing Shares shall be issued as and when payment is made therefor and all certificates representing such Shares shall remain in the custody of the Company.


                                   ARTICLE II
                  BUSINESS OF THE COMPANY; ADDRESSES AND AGENT


      2.1 Business of the Company. The general nature of the business or businesses to be transacted shall consist of inbound and outbound teleservices, consisting primarily of catalogue and direct catalogue marketing and federal government teleservices outsourcing and other businesses, in all cases limited to such customers, contracts and/or businesses listed on Schedule A, as such Schedule may be revised by the Board of Directors from time to time), and the Company shall have the authority to do all things necessary or convenient to accomplish such purpose and operate its business as described in this Article
II. In the event for whatever reason the Company is unable to perform a contract listed on Schedule A, then Norrell shall have the right to refer such contract to Tascor Incorporated, which shall have the right to perform such contract by paying a fee to the Company equal to 1% of the revenue received by Tascor Incorporated paid as collected and reimbursement of all out of pocket expenses associated with the sales and development of the account.

      2.2 Name. The name of the Company is "CallTask Incorporated" and all business of the Company shall be conducted under such name or under any other name adopted by the Board of Directors of the Company (to the extent permitted by law).

      2.3 Registered Office and Agent. The Company's registered office shall be located at 1201 Peachtree Street, N.E., Suite 1240, Atlanta, Georgia 30361. The name of its registered agent is CT Corporation.

      2.4 Principal Office. The principal office of the Company shall be located at 3535 Piedmont Road, N.E., Atlanta, Georgia 30305.




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

                                   ARTICLE III
                 INITIAL CONTRIBUTIONS; ADDITIONAL CONTRIBUTIONS

      3.1 Initial Contributions. The Shareholders have agreed to make payment to the Company of the following amounts in exchange for the number of shares of Common Stock issued by the Company set forth below:


                                    Amount
                                    Committed               Number
      Shareholder                   to be Paid              of Shares
      -----------                   ----------              ---------



      Norrell                       $1,020,000              1,020

      Harvard                          980,000                980
                                    ----------              -----


         Total                      $2,000,000              2,000
                                    ==========              =====


The foregoing Shares shall be issued as and when payment is made therefor and all certificates representing such Shares shall remain in the custody of the Company. The above amounts committed to be paid by the Shareholders are sometimes referred to hereinafter collectively as the "Initial Contributions" and the difference between the Initial Contributions and the amounts, if any, paid by the Shareholders on the date hereof are sometimes referred to hereinafter collectively as the "Remaining Balances" and individually as a "Remaining Balance." Norrell and Harvard agree to contribute their respective Remaining Balances to the capital of the Company as, when and if needed (as determined by the Board of Directors of the Company pursuant to Section 3.2), and such amounts shall be treated as a contribution to the capital of the Company when and as such contributions are made.




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

      3.2 Balance of Initial Contributions.

            (a) The Shareholders acknowledge and agree that the Board of Directors shall have the right to require that the Shareholders fund all or a portion of their respective Remaining Balances owed at one time or from time to time on a pro-rata basis in accordance with their respective Share ownership as prescribed by the Board of Directors. If the Board of Directors determines that it is advisable or in the best interests of the Company or that the business of the Company so requires for the Shareholders to fund all or a portion of their Remaining Balance, the Board of Directors shall send a notice to each Shareholder to that effect, setting forth the amount required to be contributed and the terms and conditions of such contribution, including the time required for contribution, which shall not be less than ten (10) days from the date of such notice.

            (b) If any Shareholder is unable or unwilling or refuses (the "Defaulting Shareholder") to deliver to the Company the Defaulting Shareholder's portion of any amount required to be contributed pursuant to a call under Section 3.2(a) (with such portion not being contributed being referred to herein as the "Defaulted Amount") within the time prescribed by Board of Directors, the other Shareholder (the "Advancing Shareholder") shall have the right, but not the obligation, without further notice, to contribute to the Company the funds required by the Defaulting Shareholder (the "Advanced Amount") and the Advanced Amount shall be treated as an additional capital contribution by the Advancing Shareholder. The Advancing Shareholder may elect, upon notice given to the Defaulting Shareholder, to treat the Advanced Amount as an additional capital contribution to the Company by such Advancing Shareholder, and the number of Shares of Common Stock owned by the Advancing Shareholder and the Defaulting Shareholder shall be adjusted as provided in Section 3.2(c).

            (c) If the Advancing Shareholder elects to follow the procedures under Section 3.2(b), and have the Advanced Amount contributed to the Company (with each such contribution of an Advanced Amount being referred to as an "Advancement Event"), then the number of Shares of Common Stock of the Company owned by the Shareholders shall be adjusted by increasing the number of Shares of Common Stock to be owned by the Advancing Shareholder and by decreasing the number of Shares of Common Stock to be owned by the Defaulting Shareholder by an amount equal to the Advanced Amount contributed by the Advancing Shareholder divided by $250; provided, however, that no such adjustment shall increase the number of all shares of Common Stock outstanding and or the number of any Shareholder's Shares below zero.

      By initialling below, each of the Shareholders hereby acknowledges that the effect on all Shareholders and the Company of an Advancement Event could be material and severe, and that this Section 3.2 has been knowingly negotiated by the Shareholders, and it is acknowledged by the Shareholders that it is and will be difficult for the Shareholders to value the damage to the Company and the other Shareholders in the event the Remaining Balance of such Shareholder is not contributed when so requested and that the adjustment provided for above is deemed a reasonable reflection by the Shareholders of the value of the damages in such event:


         Norrell                            __________


         Harvard                            __________



      3.3 Additional Contributions. If following the payment of the Initial Contributions the Board of Directors from time to time determines that Company funds are not adequate to pay (a) the operating costs of the Company, (b) all capital needs of the Company or (c) all other costs and expenses necessary or appropriate in order for the Company to take any actions which the Company is permitted or required to take hereunder, then the Shareholders shall contribute to the Company such sums as are designated to be needed by the Company in the call given by the Board of Directors pursuant to Section 3.4 ("Additional Contributions"), in proportion to such Shareholders' Share ownership, which notice of call shall set forth the amount required to be contributed and the terms and conditions of such contribution, including the time required for contribution, which shall not be less than sixty (60) days from the date of such notice; provided, however, that unless otherwise agreed by all of the Shareholders, the aggregate amount of Additional Contributions in any calendar year plus all or a portion of any Initial Contributions made in such year shall not exceed Two Million Dollars ($2,000,000) and the aggregate amount of all Additional Contributions plus the Initial Contributions over a five (5) year period shall not exceed Ten Million Dollars ($10,000,000). In the event the Board of Directors determines that the Company's need for Additional Contributions exceeds the aggregate amount of Two Million Dollars ($2,000,000) in any calendar year or Ten Million Dollars (10,000,000) over a five (5) year period, and Harvard is unable or unwilling to contribute its portion of such Additional Contribution (plus all or a portion of any Initial Contribution in such year) in excess of Two Million Dollars ($2,000,000) or in excess of $10,000,000, as the case may be, then Harvard shall have the right to sell to Norrell for cash all, but not less than all, of its Shares for a period of thirty (30) days following receipt of notice of such call for a purchase price equal to the Company's fair market value as determined pursuant to Section 15.1 times a fraction, the numerator of which shall be the number of Shares then owned by Harvard and the denominator of which shall be all of the issued and outstanding Shares. If Harvard elects not to contribute its portion of such Additional Contribution and not to put its Shares, then Harvard shall be subject to the provisions of this Article III for failing to contribute.

      3.4 Call for Additional Contributions.

            (a) A call for Additional Contributions pursuant to Section 3.3 shall be made by written notice given by the Board of Directors to all of the Shareholders and shall be subject to the annual limitations set forth in such Section. In said notice the Board of Directors shall have the right to elect that the Additional Contributions shall be in the form of loans from the Shareholders to the Company, in lieu of cash capital contributions, in which event such loans shall be evidenced by separate instruments in form acceptable to the Board of Directors. The provisions of Sections 3.4(b) through (e) (inclusive) and Section 3.5(a) shall apply to any Shareholder who fails to make an Additional Contribution as required above. Shareholders shall have not less than sixty (60) days to make any Additional Contribution provided for hereunder, but shall endeavor to make such Additional Contribution as soon as practicable.

            (b) If any Shareholder is unable or unwilling or refuses to (the "Non-Contributing Shareholder") deliver to the Company its portion of any amount required to be contributed pursuant to a call made pursuant to
      Section 3.4(a) and within the annual limitations set forth in Section 3.3 (with such portion not being contributed being referred to herein as the "Non-Contributed Amount") within the time prescribed by the Board of Directors, the other Shareholders shall have the option, but not the obligation of funding any amount, without further notice, either to advance to the Company or to contribute to capital the funds required by the Non-Contributing Shareholder. Any advancement made pursuant to this Section shall be treated as a loan to the Non-Contributing Shareholder (each, a "Contribution Loan" and any Shareholder making such Contribution Loan, a "Lending Shareholder"). If the Shareholder other than the Non-Contributing Shareholder so desires, it may instead elect to contribute to capital the funds required by the Non-Contributing Shareholder, and the respective Share ownership shall be adjusted as provided in Section 3.4(e) as if such Shareholder had initially made a Contribution Loan of such amount, then elected to proceed as provided in
      Section 3.4(d). The sole remedy for the failure of a Shareholder to provide his or its share of an Additional Contribution shall be as provided in this Section 3.4.

            (c) In the event a Contribution Loan is made, each such Contribution Loan shall bear interest at the lesser of (i) eighteen percent (18%) per annum, or (b) the maximum legal rate allowed by law, and shall be payable solely as provided in the following sentence, and in Section 3.4(d) and
      (e). Each such loan, including accrued but unpaid interest, shall be repaid from all distributions under this Agreement that the Non-Contributing Shareholder would otherwise be entitled to hereunder until repaid in full. The Non-Contributing Shareholder may also repay the Contribution Loan directly at any time. If not sooner repaid, all Contribution Loans, including accrued but unpaid interest, shall become immediately due and payable upon liquidation of the Company from amounts such Non-Contributing Shareholder is otherwise entitled to upon liquidation; provided that, any further amounts remaining outstanding following such liquidation shall be an obligation of such Shareholder due and payable on demand. In the event repayment of the Contribution Loan is made from the distributions the Non-Contributing Shareholder would normally be entitled to, such distributions shall be treated as if having been distributed to the Non-Contributing Shareholder then paid by the Non-Contributing Shareholder to the Lending Shareholder; provided that the Non-Contributing Shareholder shall not acquire any beneficial interest in any amount so distributed.

            (d) At any time until such Contribution Loan has been repaid in full, including accrued interest, such Lending Shareholder may elect to proceed as provided below; provided that unless and until such Lending Shareholder has elected to proceed as provided below, such Contribution Loan shall remain in place and shall bear interest and be repaid as provided in Section 3.4(c). Upon an election to proceed hereunder, and upon one (1) day prior written notice to the Non-Contributing Shareholder, the Lending Shareholder may elect to treat its proportionate share of the outstanding balance of the Contribution Loan, together with interest thereon accrued pursuant to Section 3.4(c), as an additional capital contribution to the Company by such Lending Shareholder, and the Shares of the Lending Shareholder and the Non-Contributing Shareholder shall be adjusted as provided in Section 3.4(e).

            (e) If any Shareholder (each a "Contributing Shareholder") elects to follow the procedures under Section 3.4(d), and is deemed to have contributed a share of the Defaulted Amount plus accrued interest thereon to the Company (with each such contribution of a Defaulted Amount being referred to as an "Adjusting Event"), then the Shares of the Company shall be adjusted by increasing the Shares to be held by the Contributing Shareholder and by decreasing the Shares to be held by the Non-Contributing Shareholder by an amount equal to the Advanced Amount contributed by the Lending Shareholder divided by $500. By initialling below, each of the

      Shareholders hereby acknowledges that the effect on all Shareholders and the Company of an Adjusting Event could be material and severe, and that this Section 3.4 has been knowingly negotiated by the Shareholders, and it is acknowledged by the Shareholders that it is and will be difficult for the Shareholders to value the damage to the Company and the other Shareholders in the event an Additional Contribution approved by the Board of Directors is not made by a Shareholder and that the adjustment provided for above is deemed a reasonable reflection by the Shareholders of the value of the damages in such event:



         Norrell                            __________


         Harvard                            __________


      3.5 Collection of Amounts Required to be Contributed; Issuance of Additional Shares Upon Failure to Contribute.

            (a) In the event any Shareholder shall fail to make any Capital Contribution that is required hereunder and that is within the annual limitations set forth herein, whether it be an Initial Contribution or an Additional Contribution, the Company shall be entitled, without limiting or otherwise restricting any other remedies available to the Company, pursue the collection of the amounts required to be contributed, plus interest at the rate of eighteen (18) percent per annum, and the Non-Contributing Shareholder shall be liable to the Company for any and all costs of collection, including court costs and attorneys' fees.

            (b) In the event the Shareholders do not fund their respective shares and the other Shareholders do not elect to fund such shares following written notice to the other Shareholders and the Board of Directors determines that it would be in the best interests of the Company to have capital in excess of that which the Shareholders will provide pursuant to a call for Additional Contributions made by the Board of Directors in accordance with Section 3.4, then the Board of Directors shall be authorized to issue stock upon receipt of such consideration as the Board of Directors shall deem adequate therefor to one or more Persons, and thereafter, such Persons shall be included when reference is made herein to a "Shareholder" or to the "Shareholders."

      3.6 Limitation of Liability. Except as is specifically required by the GBCC, no Shareholder shall be personally liable to any third party for or in connection with any obligation, act or omission of the Company. No Shareholder shall be responsible for any loss of any other Shareholder. The Board of Directors shall not be liable for the return of the capital contributions of the Shareholders or any portion thereof; consequently, no such claim may be made against the assets of any Shareholder, any equity owner or Affiliate of such Shareholder, any Director or any equity owner or Affiliate of such Director, and any judgment obtained against the Board of Directors shall be so noted.

      3.7 Loans. Except as set forth in this Article III, no loan to the Company by any Shareholder shall increase or decrease the number of Shares of any Shareholder, nor entitle such Shareholder to an increase in such Shareholder's share of the distributions of the Company, except for the repayment of the principal and interest on, and any other amounts payable in connection with such loan. The then currently due and payable principal and interest on, and any other amounts payable in connection with, any such loan shall be fully paid before any dividend is made to the Shareholders under the provisions of this Agreement with respect to their Shares. If, at the time any funds are available for distribution to the Shareholders, such funds are not adequate to pay all of the then currently due and payable interest and principal on such Shareholder loans, payment shall be made pro rata according to the currently due and payable balance of principal and interest on each loan.

                                   ARTICLE IV

                      REIMBURSEMENT OF SHAREHOLDER EXPENSES


Each Shareholder shall be reimbursed for all out-of-pocket expenses directly incurred on behalf of the Company and unanimously approved by the Board of Directors, including, without limitation, any organizational, incorporation and pre-subscription expenses incurred on behalf of the Company that have been so approved by the Board of Directors. In addition, each Shareholder shall be authorized to have the Company pay the following fees to such Shareholder, its affiliates and third parties pursuant to appropriate agreements, if the Shareholders unanimously decide to use such Shareholder: (a) administrative fees equal to five percent (5%) of the Company's revenues, as compensation to such Shareholder for accounting, administrative and other services furnished to the Company by such Shareholder; (b) a fee equal to the cost to the provider of any personnel of such Shareholder or its Affiliate assigned to the Company following the Effective Date; and (c) rent equal to the cost to the provider of any office or other space leased to the Company by such Shareholder or its Affiliate following the Effective Date.


                                    ARTICLE V

                              DISTRIBUTIONS OF CASH


      5.1 Cash Flow. The Board of Directors, in the exercise of its discretion, shall determine whether the financial condition and financing agreements and commitments of the Company will permit the distribution of any monies of the Company; provided however, that the Board of Directors, in making such determination, may provide for the retention of a reasonable cash reserve (taking into consideration the availability in the future of other assets or income of the Company), as determined by the Board of Directors, in an amount at least equivalent to the sums determined by it in its discretion as necessary to be retained for future contemplated capital expenditures, expenses and obligations of the Company. The Board of Directors shall make a determination at least as of the end of each calendar year as to whether or not there are funds available for distribution.

      5.2 Distribution of Cash Flow. All funds so determined by the Board of Directors to be available for distribution shall be distributed as follows:

            (a) First, to repay the currently due and payable portions of any loan (including principal and interest) made by any Shareholder to the Company; and

            (b) Second, to the Shareholders in accordance with their respective Share ownership.



      5.3 Limitations on Distribution. No distribution shall be made to Shareholders if prohibited by O.C.G.A. Section 14-2-640.


                                   ARTICLE VI

                              DISPOSITION OF SHARES


      6.1 Disposition. Except as provided herein, no Shareholder shall have the right to assign, transfer, sell, mortgage, convey or pledge its Shares or otherwise encumber such Shares as security for borrowed funds or other obligations, or make any other disposition of all or any part of its Shares, without the prior written consent of a majority of the Shares of the non-transferring Shareholders, such consent not to be unreasonably withheld; provided, however, that Norrell may assign all or a portion of its Shares to an Affiliate of Norrell, which Affiliate shall thereafter be a Shareholder for all purposes hereof. Any transferor of any Shares agrees that it shall, as a condition to such transfer, execute and deliver in favor of the Company the Confidentiality and Nonsolicitation Agreement described in Section 11.4.

      6.2 Lapse of Restrictions in Certain Instances. Notwithstanding Section 6.1, Harvard shall be entitled to dispose of all or any portion of its Shares without restriction other than as may be imposed by applicable law and the restrictions on Harvard contained in Section 6.1 shall lapse and no longer be of any force or effect in the event of (a) a sale of all or substantially all of Norrell's assets to any Person other than an Affiliate of Norrell, or (b) the acquisition by any one Person (or more than one Person, if acting in concert) of more than fifty percent (50%) of the voting securities of Norrell by means of a sale or exchange or a merger or recapitalization in which Norrell is not the surviving corporation.

                                   ARTICLE VII

                            REMEDIES OF A SHAREHOLDER

                      UPON BREACH BY THE OTHER SHAREHOLDER


      7.1 Opportunity for Cure. In the event of any material breach by a Shareholder of an "Operative Article" of this Agreement (it being agreed that Articles III, VI, IX and X shall be the "Operative Articles"), the nonbreaching Shareholder shall notify the breaching Shareholder to that effect, specifying the nature of the breach and the Operative Article or Articles having been breached. The breaching Shareholder shall then have thirty (30) days from the date of receipt of such notice to cure such breach, including the payment to the Company of any amounts, fines, penalties, expenses or losses imposed upon the Company as a result of such breach. In the event the nonbreaching Shareholder determines, in its reasonable discretion, that the cure proffered by the breaching Shareholder is insufficient to satisfy the breach, the nonbreaching Shareholder shall notify the breaching Shareholder in writing to that effect, specifying the deficiency in the breaching Shareholder's attempted cure. The breaching Shareholder shall have ten (10) days from the date of receipt of notice from the nonbreaching Shareholder in order to remedy such defective cure.

      7.2 Remedies for Failure to Cure. In the event the breaching Shareholder fails timely to cure its material breach or to remedy a defective cure following notice by the nonbreaching Shareholder pursuant to Section 7.1, the nonbreaching Shareholder shall be entitled, in addition to any other remedies it or the Company may possess, upon notice given to the breaching Shareholder, to purchase or cause an Affiliate or third party purchaser to purchase the breaching Shareholder's Shares at a price equal to seventy-five percent (75%) of the fair market value of such breaching Shareholder's Shares as determined by an investment banking firm of recognized national standing selected by the nonbreaching Shareholder. Upon such purchase, the breaching Shareholder shall thereafter cease to be a Shareholder of the Company, and all of its rights, privileges, remedies and entitlement under this Agreement shall cease.

                                  ARTICLE VIII

                           PURCHASE RIGHTS OF NORRELL


      8.1 Initiation. Subject to the terms and conditions hereof, at any time during the one hundred eighty (180) day period (the "Buyout Period") commencing on the fifth anniversary of the Effective Date, Norrell shall be entitled, in its sole discretion and at its expense, by giving not less than thirty (30) days' prior written notice to Harvard, to purchase all, but not less than all, of Harvard's Shares for a purchase price in cash equal to the fair market value of Harvard's Shares as determined pursuant to Section 15.1.

      8.2 Closing. Any purchase provided for in Section 8.1 shall be consummated on the later to occur of (a) the date specified in the notice referred to in
Section 8.1 or (b) ten (10) days after the date on which the determination of Fair Market Value pursuant to Section 15.1 is final, at the office of the Company (or at such other place as Norrell shall specify), by payment to Harvard of the purchase price in cash as calculated pursuant to Section 8.1. At such closing, Harvard shall execute and deliver the materials required to be delivered by a selling Shareholder in Section 10.4(a).


                                   ARTICLE IX

                             SALE RIGHTS OF HARVARD


      9.1 Initiation. Subject to the terms and conditions hereof, at any time during the thirty (30) day period (the "Put Period") commencing at the end of the Buyout Period, and thereafter during the thirty (30) day period beginning on each of the next four(4) subsequent anniversaries of the termination date of the Buyout Period, Harvard shall be entitled, in its sole discretion, by giving not less than thirty (30) days' prior written notice, to sell to Norrell up to twenty percent (20%) of Harvard's Shares as existing at the end of the Buyout Period for a purchase price in cash equal to the fair market value of Harvard's Shares to be sold thereby determined in accordance with the provisions of
Section 15.1. In the event Harvard fails to exercise its put rights granted pursuant to this Section 9.1 for any one or more years, such rights shall not accumulate or compound with respect to succeeding years, but shall continue.

      9.2 Closing. Any purchase provided for in Section 9.1 shall be consummated on the later to occur of (a) the date specified in the notice referred to in
Section 9.1 (which shall
not be less than sixty (60) days following the date of the notice given by Harvard pursuant to Section 9.1) at the office of the Company (or at such other place as Norrell shall specify), or (b) ten (10) days after the date on which the determination of Fair Market Value pursuant to Section 15.1 is final, by payment to Harvard of the purchase price in cash as calculated pursuant to
Section 15.1. At such closing, Harvard shall execute and deliver the materials required to be delivered by a selling Shareholder in Section 10.4(a).


                                    ARTICLE X

                               BUY/SELL PROVISIONS


      10.1 Initiation; Valuation.

            (a) At any time after the expiration of the Buyout Period (except during the pendency of a Put Period), any Shareholder may exercise its right to initiate the provisions of this Section 10.1. The Shareholder desiring to exercise such right (the "Offeror") shall do so by giving notice (the "Notice") to the other Shareholder (the "Offeree") setting forth a statement of intent to purchase all of the Offeree's Shares under this Section 10.1 for a purchase price in cash designated by the Offeror (the "Per Share Price"), which Per-Share Price shall take into account any outstanding Contribution Loan. In order to be effective, the Notice must be accompanied by the payment to the Offeree of an earnest money deposit equal to ten percent (10%) of the Per Share Price times the number of Shares owned by the Offeree.

            (b) After receipt of the Notice, the Offeree shall either (i) sell all of its Shares to the Offeror or its designee for an amount in cash equal to the Per Share Price times the number of Shares owned by the Offeree; or (ii) purchase, or cause its designee to purchase, the shares of Common Stock of the Company owned by the Offeror for cash in an amount equal to the Per Share Price times the number of Shares owned by the Offeror. The Offeree shall have seventy-five (75) days from its receipt of notice of the designation of the purchase price as provided in Section 10.1(b) in which to exercise either of its options by giving written notice to the Offeror, including therewith the earnest money refund and payment set forth below. If the Offeree does not exercise either of its options by giving written notice within such time period, the Offeree shall be deemed to have elected to sell its Shares to the Offeror or its designee on the date of expiration of such seventy-five (75)-day period for the Offeror Price. In the event the Offeree elects to buy the Offeror's Shares, then in order to be effective, the Offeree's notice of its election must be accompanied by a refund of the ten percent (10%) earnest money deposit made by the Offeree, and the election must be accompanied by the payment to the Offeror of an earnest money deposit equal to ten percent (10%) of the Per Share Price times the number of Shares owned by the Offeror, and closing shall follow within forty-five (45) days thereafter.

      10.2 Disclosure of Third-Party Offers. At any time during the period in which a Notice has been given to invoke a Shareholder's right pursuant to this
Article X, in the event either Shareholder holds a bona fide written third-party offer to buy the Company or all or a portion of any Shares, such offer must be disclosed to the other Shareholder.

      10.3 Earnest Money Deposits. All earnest money deposits required hereunder shall be deposited into a separate interest-bearing account until disposed of in accordance with the provisions of this Article X. All interest earned on such accounts shall become a part of such earnest money deposit for all purposes. The Shareholder receiving such interest shall be liable for all federal and state income taxes on such interest; provided, however, that if the interest is paid to the selling Shareholder upon the Closing of any sale pursuant to this Article X, then the acquiring Shareholder (and not the selling Shareholder) shall be liable for the federal and state income tax on the amount of interest earned on such accounts.

      10.4 Closing. The closing of an acquisition by a Shareholder pursuant to this Article X shall be held at the principal place of business of the Company on a mutually acceptable date (the "Final Date") not later than thirty (30) days after Offeree's election, deemed or otherwise. At the closing of the disposition and acquisition of such interest the following shall occur:

            (a) The disposing party shall transfer and assign its Shares to the acquiring party or its designee, which Shares shall be free and clear of all liens, claims and encumbrances, and with covenants of general warranty, and shall execute and deliver to the acquiring party all instruments and documents which may be required to give effect to the sale and transfer to the acquiring party of such Shares; and

            (b) The acquiring party shall pay to the disposing party the consideration therefor in cash or immediately available funds.

      10.5 Enforcement. It is expressly agreed that the remedy at law for breach of the obligations of the Shareholders set forth in this Article X is inadequate in view of (a) the complexities and uncertainties in measuring the actual damage to be sustained by reason of the failure of a Shareholder to comply fully with such obligations, and (b) the uniqueness of the Company business and the Shareholders' relationship. Accordingly, each of such obligations shall be, and is hereby expressly made, enforceable by specific performance. Furthermore, should any Shareholder (the "Failing Shareholder") be obligated to acquire the Shares of the other Shareholder pursuant to this Article X and thereafter fail to do so, then the other Shareholder may, by giving written notice to the Failing Shareholder within thirty (30) days after such failure, elect to acquire all of the Shares of the Failing Shareholder for seventy-five percent (75%) of the amount the Failing Shareholder would be entitled to receive pursuant to
Section 10.1. If a Shareholder entitled to do so exercises its rights under this
Article X to acquire all of the Shares of the Failing Shareholder, then the other provisions set forth in this Article X shall be applicable in consummating such transaction. Each Shareholder hereby constitutes and appoints the other Shareholder its agent and attorney-in-fact for the purpose of executing and delivering any and all documents necessary to convey all of its Shares pursuant to the provisions of this Article X and any conveyance so made shall fully divest the Shareholder whose Shares are to be conveyed of all right, title and interest in and to the Company and its property and its interest therein; provided that such power of attorney shall be exercised only if the Failing Shareholder shall fail to so execute and deliver such documents. The power of attorney herein granted, being coupled with an interest, is irrevocable. Each Shareholder hereby releases the Shareholder who validly conveys any Shares pursuant to this Article X from any and all claims and liabilities for so conveying such Shares.

      10.6 Contemporaneous Offers; Ineffective Offers. No offer made pursuant to this Article X shall have any effect if made by a Shareholder after receipt of an effective offer from the other Shareholder pursuant to Section 10.1. In the event that the Shareholders contemporaneously make offers pursuant to this
Article X, each prior to the receipt of the other Shareholder's offer, the offer containing the higher Per-Share Price shall be effective and shall control.

                                   ARTICLE XI

              ACCOUNTING AND RECORDS; NONSOLICITATION UPON TRANSFER



      11.1 Accounting Period. The Company's accounting period shall be the calendar year. The Company may, by majority vote of the Board of Directors, provide for an audit of the books and records of the Company to be made at the Company's expense.

      11.2 Records to be Maintained.


            (a) At its principal office, the Company shall maintain its records, including:

                (i) a copy of the Articles of Incorporation and all amendments thereto;

                (ii) copies of records that would enable a Shareholder to
            determine the relative voting rights of the Shareholders;

                (iii) copies of the Company's federal, foreign, state and
            local income tax returns and reports, if any, for the three most recent years; and

                (iv) any financial statements of the Company for the three most recent years.

            (b) A Shareholder may, at such Shareholder's own expense, inspect and copy any Company record upon reasonable request during ordinary business hours.

      11.3 Reports to be Furnished. The Company will mail the following reports to each Shareholder for as long as such Shareholder is a holder of any Shares in the Company:

            (a) As soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, such financial statements of the Company as of the end of such fiscal year prepared in accordance with GAAP, as the Board of Directors shall decide.

            (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within 45 days thereafter, such quarterly financial information of the Company for such period as the Board of Directors shall decide.

            (c) As soon as practicable after the end of each fiscal month and in any event within 30 days thereafter, such monthly financial information of the Company for such period as the Board of Directors shall decide.

            (d) Within 30 days prior to the beginning of each fiscal year, an Annual Budget, which shall be developed and approved by the Board of Directors. The Annual Budget shall set forth full and complete forecasted balance sheets, statements of operations and statements of cash flows for such fiscal year and for each month within that year. The Annual Budget shall also describe the marketing, production, research and development, organization and staffing and financial strategies that support the Annual Budget's forecasted figures.

      11.4 Assignment of Rights. The rights granted pursuant to Section 11.3 may not be assigned or otherwise conveyed by any Shareholder or by an subsequent transferee of any such rights without the prior written consent of the Company; provided, however, that any Shareholder may assign to any transferee (other than a competitor of the Company or of any other Shareholder) the rights granted pursuant to Section 11.3 in connection with a transfer of all of such Shareholder's Shares that has been approved and consented to by the Company and each other Shareholder after full disclosure of the terms and conditions of such sale.

      11.5 Nonsolicitation upon Transfer. In the event of any such sale or transfer, the transferring Shareholder shall execute a Confidentiality and Nonsolicitation Agreement in such form as may be prepared by the Company which
(a) shall restrict such Shareholder's disclosure of any proprietary, confidential and trade secret information of the Company such Shareholder may have been provided; and (b) shall provide that, for a period of five (5) years from the date of such transfer, such Shareholder shall agree that neither it nor its Affiliates shall directly or indirectly solicit the customers or contracts of the Company listed on Schedule A hereto, as the same shall be in existence at the time of such transfer.

                                   ARTICLE XII

                          LEGEND ON STOCK CERTIFICATES


      Each certificate representing Shares subject to this Agreement, whether they be Shares originally issued or issued or transferred pursuant to this Agreement, shall bear on its face in conspicuous type the following legend:


         "The shares of stock represented by this certificate (and all transfers or pledges hereof) are subject to the restrictions of and are transferable only in compliance with the provisions of that certain Shareholders Agreement dated as of March 22, 1996, by and among CallTask Incorporated (the "Company") and its shareholders, a copy of which is on file at the office of the Company. Any attempted transfer or pledge hereof in violation of the terms of such Shareholders' Agreement shall be null and void and may not be recognized by the Company."


      In the event that such legend cannot practicably be placed on the face of such certificate, either alone or in connection with other legends required by law or by agreement to be placed on the face of such certificate, the legend shall be set out on the back of the certificate, and notice thereof shall be given in conspicuous type on the front.


                                  ARTICLE XIII

                                VOTING AGREEMENT


      13.1 Election of Directors.

            (a) Except as provided in Section 13.1(b), all of the Shareholders hereby agree that, with respect to any vote by them for the election of directors for the Company (whether said vote shall be in writing, by consent or at a regular or special meeting), the Shareholders shall at all times throughout the Term vote for, or shall otherwise take such action as may be appropriate to cause the voting for, the election of the following individuals to the Board, provided such individuals meet any requirements established by applicable law to serve on the Board: (a) four individuals nominated by Norrell (the "Norrell Directors"); and (b) three individuals nominated by Harvard (the "Harvard Directors"). No additional individuals (or their replacements, if any), other than as set forth herein, may be elected to the Board throughout the Term unless Shareholders holding more than seventy-five percent (75%) of the then-current issued and outstanding Shares consent and provided that any such other individuals meet any requirements established by applicable law to serve on the Board.

            (b) Notwithstanding Section 13.1(b), Harvard's rights to elect three Harvard Directors shall continue only as long as Harvard owns more than thirty percent (30%) of the outstanding Shares. In the event Harvard owns more than twenty percent (20%) of the outstanding Shares but not more than thirty percent (30%) of the Shares, then Harvard shall be entitled to nominate and elect two (2) directors. In the event Harvard owns any outstanding Shares but not more than twenty percent (20%) of the Shares, then Harvard shall be entitled to nominate and elect one (1) director. The provisions of this Section 13.1(b) shall control over any conflicting provisions of the Company's Bylaws.

      13.2 Other Voting Rights. The following actions require the approval of the holders of not less than two-thirds (2/3) of the outstanding Shares: (a) any change in the business of the Company from that specified in Section 2.1 (other than revisions to Schedule A, which the Board of Directors shall have the authority to make from time to time); (b) any amendment to the Articles of Incorporation, the Bylaws or this Agreement; (c) the continuation of the Company after a Dissolution Event; (d) sale, exchange, lease or other transfer of all or substantially all of the assets of the Company; (e) the dissolution of the Company pursuant to Section 14-2-1402 of the GBCC; (f) the merger of the Company pursuant to Section 14-2-1101 of the GBCC; and (g) incurring any indebtedness of the Company in excess of $5,000,000 (except for such indebtedness as may otherwise be authorized herein).


                                   ARTICLE XIV

                                      TERM

      14.1 Normal Duration. This Agreement shall commence on the Effective Date and shall, unless sooner terminated pursuant to Section 14.2, continue in full force and effect as provided herein for an initial term (the "Initial Term") of twenty (20) years thereafter. This Agreement shall be automatically renewed for an additional twenty (20)-year period after the expiration of the Initial Term, provided that all parties consent in writing prior to the expiration of the Initial Term. The Initial Term, as it may be extended or earlier terminated pursuant hereto, is referred to herein sometimes as the "Term."

      14.2 Early Termination. This Agreement shall terminate on the occurrence of any of the following events:

            (a) the liquidation, bankruptcy or dissolution of the Company;

            (b) a single Shareholder becoming the owner of all of the outstanding Shares; or

            (c) the execution of a written instrument to that effect by the Company and all Shareholders of the Company who are then parties to this Agreement.

      14.3 Effect of Termination. Upon the termination of this Agreement, all Shares shall be relieved from the terms and provisions hereof, and any certificates evidencing such Shares may be surrendered to the Company for cancellation and issuance of a new certificate without the legend provided for in Article XII.

                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS


      15.1 Determination of Fair Market Value. Whenever this Agreement calls for the fair market value of all or a portion of a Shareholder's Shares to be determined, such fair market value shall be determined as follows: Norrell and Harvard shall each select an investment banking firm of recognized national standing to make such determination, and the average of the valuations of the two investment banking firms so selected (which shall be furnished to the Shareholders within sixty (60) days of the notice giving rise to the provisions of this Section 15.1) shall be binding; provided, however, that in the event the two valuations vary by more than five percent (5%) of one another, then the two investment banking firms so selected shall select a third investment banking firm of recognized national standing, each of which shall work together to make such determination. The decision of a majority of the investment banking firms shall be binding and conclusive on Norrell and Harvard, and shall be furnished to the Shareholders within sixty (60) days from the date of the initiation of the provisions of this Agreement giving rise to the necessity of determining fair market value. The party initiating the provisions giving rise to the necessity of determining fair market value shall bear the costs and expenses of the investment banking firms.

      15.2 Entire Agreement. This Agreement represents the entire Agreement among all the Shareholders of the Company.

      15.3 Activities of the Shareholders. Subject to the provisions of Article II, each of the Shareholders shall, in its individual capacity or otherwise, be free to engage in, to conduct or to participate in any business or activity whatsoever, including, without limitation, the provision of "inbound" and "outbound" teleservices, without any accountability, liability or obligation whatsoever to the Company or to any other Shareholder, even if such business or activity competes with or is enhanced by the business of the Company. Each Shareholder hereby agrees that engaging in any activity permitted by this
Section 15.3 shall not be considered a breach of any duty that the Shareholders may have to the Company or to the other Shareholders and that the Company shall not have any interest in any profits which may be realized with respect to any such activity.

      15.4 Application of Georgia Law. This Agreement, the application and interpretation hereof shall be governed exclusively by its terms and the laws of the State of Georgia.

      15.5 Execution of Additional Instruments. Each Shareholder hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

      15.6 Construction. Whenever the singular form is used in this Agreement, and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

      15.7 Headings; References. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of the Company Agreement or any provision hereof. Any reference in this Agreement to an "Article", "Section", "Schedule" or "Exhibit" shall mean the specified Article or Section of, or Schedule or Exhibit to, this Agreement.

      15.8 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

      15.9 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right not use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

      15.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      15.11 Certification of Non-Foreign Status. In order to comply with Section 1445 of the Code and the applicable Regulations, in the event of the disposition by the Company of a United States real property interest as defined in the Code and Regulations, each Shareholder shall provide to the Company, an affidavit stating, under penalties of perjury, (i) the Shareholder's address, (ii) United States taxpayer identification number, and (iii) that the Shareholder is not a foreign person as that term is defined in the Code and Regulations.

Failure by any Shareholder to provide such affidavit by the date of such disposition shall authorize the Shareholders to withhold ten percent (10%) of each such Shareholder's distribution share of the amount realized by the Company on the disposition.

      15.12 Banking. All funds of the Company shall be deposited in its name in an account or accounts as shall be designated from time to time by the Board of Directors. All funds of the Company shall be used solely for the business of the Company. All withdrawals from the Company bank accounts shall be made only upon a check signed by the President or Treasurer or by such other persons as the Board of Directors may designate from time to time.

      15.13 Determination of Matters Not Provided for in This Agreement. The Shareholders shall decide any questions arising with respect to the Company and this Agreement which are not specifically or expressly provided for in this Agreement.

      15.14 Further Assurances. The Shareholders each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents necessary to effectuate the purposes of the Company and this Agreement.

      15.15 Time. TIME IS OF THE ESSENCE OF THIS AGREEMENT, AND TO ANY PAYMENTS, ALLOCATIONS AND DISTRIBUTIONS SPECIFIED UNDER THIS AGREEMENT.

      15.16 Certain Shareholder Transactions. Each of the Shareholders and the Company agrees that, with respect to the Company's needs from time to time for goods, services and other item the Company shall consider obtaining such goods, services and other items from one or more of the Shareholders; provided, however, that the Company shall have no obligation to obtain any such goods, services or other items from the Shareholders and provided further that the Company shall deal at arms' length with such Shareholders and shall otherwise ensure that any transactions entered into between the Company and one or more Shareholders shall be fair to the Company.

      IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the Effective Date.


                                    NORRELL CORPORATION


                                    By:
                                       ------------------------------------
                                    Title:
                                          ---------------------------------


                                    HARVARD TELESERVICING, LLC


                                    By:
                                       ------------------------------------
                                    Title:
                                          ---------------------------------


                                    CALLTASK INCORPORATED


                                    By:
                                       ------------------------------------
                                    Title:
                                          ---------------------------------

                                   SCHEDULE A

                             BUSINESS OF THE COMPANY



1. Management Services Agreement dated March 26, 1996, by and between CallTask and LaQuinta Inns, Inc.




Approved and Accepted:



NORRELL CORPORATION

By:
   ---------------------------


HARVARD TELESERVICING, LLC

By:
   ---------------------------



CALLTASK INCORPORATED

By:
   ---------------------------